Exhibit (a)(5)(A)
MEMORANDUM OF UNDERSTANDING
     WHEREAS, on October 19, 2009, iPCS, Inc. (“iPCS” or the “Company”) announced that it had entered into an agreement and plan of merger with Sprint Nextel Corporation (“Sprint”) whereby Sprint, through its wholly owned subsidiary, Ireland Acquisition Corporation (“Ireland”) would commence a tender offer (the “Tender Offer”) to purchase all of the outstanding shares of iPCS for $24 cash per share, to be followed by a merger (the “Merger”) to acquire all non-tendering shares, subject to certain conditions;
     WHEREAS, on October 22, 2009, an action styled as Hunt v. iPCS, Inc., et al., No. 09CH40868 (the “Hunt Action”), was filed in the Circuit Court of Cook County, Illinois, County Department, Chancery Division (the “Court”);
     WHEREAS, on October 23, 2009, an action styled as Patterson v. iPCS, Inc., et al., No. 09CH41287 (the “Patterson Action”), was filed in the Court;
     WHEREAS, the Hunt Action and the Patterson Action (together, the “Action”) were each brought by shareholders of iPCS, on behalf of themselves and as a class action on behalf of other iPCS shareholders, against Timothy M. Yager, Timothy G. Biltz, Jeffrey W. Jones, Ryan L. Langdon, Kevin M. Roe, Mikal J. Thomsen, Nicholas J. Vantzelfde, and Eric L. Zinterhofer (the “Individual Defendants”); iPCS, Sprint and Ireland, and alleged that the Tender Offer and Merger were unfair and that the directors of iPCS, aided and abetted by Sprint and Ireland, were breaching their fiduciary duties to iPCS shareholders;
     WHEREAS, on October 28, 2009, Sprint, through Ireland, commenced the Tender Offer with the filing of a Tender Offer Statement on Schedule TO-T with the United States Securities and Exchange Commission (the “SEC”), which Tender Offer would, unless extended, expire on November 25, 2009;
     WHEREAS, on October 28, 2009, iPCS filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC in connection with the Tender Offer (as amended and supplemented from time to time, the “Solicitation/Recommendation Statement”);

     WHEREAS, on October 30, 2009, plaintiff in the Hunt Action filed a motion for expedited proceedings and a preliminary injunction, requesting that the Court direct defendants to provide document and deposition discovery on an expedited schedule and to set a hearing for a motion to preliminarily enjoin the completion of the Tender Offer;
     WHEREAS, on November 5, 2009, the plaintiff in the Patterson Action filed an amended complaint that included further allegations of the claims asserted, including allegations that the Solicitation/Recommendation Statement failed to disclose material information to iPCS shareholders with respect to their decision to tender or not tender in response to the Tender Offer or pursue an appraisal remedy in connection with the Merger;
     WHEREAS, on November 9, 2009, the parties to the Hunt Action agreed on a schedule for document and deposition discovery and other pre-trial matters (subsequently joined by the plaintiff in the Patterson Action on November 9, 2009) prior to a hearing on the motion to preliminarily enjoin the completion of the Tender Offer;
     WHEREAS, iPCS produced the documents pursuant to the agreed schedule in the Hunt Action to counsel for plaintiffs in the Action (together, “Plaintiffs’ Counsel”) commencing on November 6, 2009;
     WHEREAS, on November 11, 2009, Plaintiffs’ Counsel took the depositions of Timothy M. Yager (President and CEO of iPCS) and Jonathan Herbst (a Managing Director of UBS Securities LLC, one of iPCS’s financial advisors);
     WHEREAS, on November 12, 2009, the Court entered an Order scheduling a hearing on the motion for a preliminary injunction on November 23, 2009;
     WHEREAS, additional depositions have been scheduled to take place during the week of November 15, 2009, including expert depositions and the deposition of iPCS Chairman Timothy G. Biltz;
     WHEREAS, the parties to the Action have held extensive discussions at various times with respect to the claims asserted in the Action and the disclosures set forth in the Solicitation/Recommendation Statement, in an effort to resolve the claims asserted in the Action and the demands of plaintiffs’ counsel to provide further disclosure to iPCS shareholders through an amendment to the Solicitation/Recommendation Statement sufficiently in advance of the expiration of the Tender Offer so that they could make a properly informed decision; and
     WHEREAS, the parties to the Action wish to settle and resolve the claims asserted in the Action and have reached an agreement in principle set forth in this Memorandum of Understanding (“MOU”) providing for the settlement of the Action on the terms and conditions set forth below (the “Settlement”), and the parties, believing the Settlement is in the best interests of the parties and iPCS’s shareholders;
     NOW, THEREFORE, THE PARTIES TO THE ACTION AGREE AS FOLLOWS:
     1. As a result of discussions between and among the parties to the Action, through their counsel, iPCS agrees to file with the SEC the amendment to the Solicitation/Recommendation Statement, as attached hereto as Exhibit A (the “Additional Disclosures”). Defendants acknowledge that the pendency and prosecution of the Action and the negotiations between Plaintiffs’ Counsel and counsel for defendants resulted in the agreement to provide the Additional Disclosures in advance of the expiration of the Tender Offer.
     2. Plaintiffs will take the deposition of Mr. Biltz on November 17, 2009, to confirm the reasonableness of the Settlement. All other proceedings in the Action, except for settlement-related proceedings, shall be suspended pending negotiation and final approval of the settlement described herein.
     3. Upon plaintiffs’ determination, following the deposition of Mr. Biltz, that the proposed Settlement is fair and reasonable, the parties to the MOU will attempt in good faith to agree upon and execute within 20 days from the date hereof, an appropriate stipulation of settlement (the “Stipulation”) and such other documentation as may be required in order to obtain final Court approval of the settlement and the dismissal of the Action upon the terms set forth in this MOU (collectively, the “Settlement Documents”). The Stipulation shall, among other thing, expressly provide for the following:

          a. Certification, for settlement purposes only, of a non-opt out class consisting of all persons and entities who bought or held shares of iPCS common stock on or after October 19, 2009 through the consummation of the Merger (except defendants and any person, firm, trust, corporation or other entity who is an affiliate of any of the defendants as the term “affiliate” is defined in the Securities and Exchange Act of 1934 and SEC Rule 12b-2 promulgated thereunder) (the “Class”);
          b. Entry of a judgment of dismissal of the Action;
          c. Upon final judicial approval of the Settlement, the release of all claims, rights, demands, suits, matters, issues or causes of action, whether known or unknown, of plaintiffs, and of all other members of the Class, against all defendants and any of their present or former officers, directors, employees, agents, attorneys, advisors, insurers, accountants, trustees, financial advisors, commercial bank lenders, persons who provided fairness opinions, investment bankers, associates, representatives, affiliates, parents, subsidiaries (including the directors and officers of such affiliates, parents, and subsidiaries), general partners, limited partners, partnerships, heirs, executors, personal representatives, estates, administrators, successors and assigns, whether under state or federal law, including but not limited to all claims for breach of fiduciary duty or under the federal securities laws, regardless of whether such claims are held or asserted directly, derivatively, representatively or in any other capacity, that arise out of the Action, or that arise now or hereafter out of, or that relate to the Tender Offer, the Merger, or any acts, omissions, facts or events alleged in the Action and that arise out of plaintiffs’ and the other Class members’ status as holders of iPCS common stock on or after October 19, 2009 through the consummation of the Merger (collectively, the “Settled Claims”). Without limiting the generality of the foregoing, this release will specifically include all claims that were alleged, or that could have been alleged, in the Action; provided that the Settled Claims will not include any claims for appraisal under Section 262 of the Delaware General Corporation Law or claims to enforce the SettlementA;
          d. Upon final judicial approval of the Settlement, that defendants completely, voluntarily, knowingly, unconditionally and forever, shall release plaintiffs and the other members of the class and plaintiffs’ counsel and their respective officers, directors, employees, agents, representatives, parents, subsidiaries (including the directors and officers of such affiliates, parents, and subsidiaries), general partners, limited partners, partnerships, heirs, executors, personal representatives, estates, administrators, successors and assigns, whether under state or federal law, from all claims rights, demands, suits, matters, issues or causes of action, whether known or unknown, relating to the institution, prosecution, assertion, settlement or resolution of the Action or the Settled Claims; and
          e. A statement that defendants deny any wrongdoing in connection with the Tender Offer or Merger and are settling the Action solely to avoid the burden, expense and uncertainty of further litigation.
     4. The Stipulation and the Settlement generally shall be subject to approval by the Court and any appeals that may be taken. In the event the Stipulation is not executed or is not approved by the Court (or such approval is reversed on appeal), the parties shall be returned to the positions they now occupy as if this MOU had never been executed.
     5. As soon as practicable after the execution of the Stipulation, the parties shall seek preliminary approval by the Court of the terms of the Settlement, the Stipulation and the Notice of Settlement to be provided to Class members.
     6. The parties are not stipulating at this time as to a fee amount for Plaintiffs’ Counsel. The parties agree to confer in good faith to agree upon a reasonable fee amount to be paid by iPCS or its successor-in-interest to Plaintiffs’ Counsel in the Action, subject to Court approval; or in the event the parties cannot so agree, the parties agree that the Court shall

A	This release shall further include a waiver of all statutory and other rights held by plaintiffs or any members of the Class with respect to unknown claims that otherwise constitute Settled Claims as set forth herein.

determine an appropriate fee amount to be paid by iPCS or its successor-in-interest to Plaintiffs’ Counsel. The parties agree that the fee amount paid to Plaintiffs’ Counsel shall be in addition to the $24 cash per share, such that any payment to Plaintiffs’ Counsel will not reduce the consideration paid to the members of the Class.
     7. The fees and expenses in the amount awarded by the Court shall be transferred to Bernstein Litowitz Berger & Grossmann LPP and Gardy & Notis, LLP (“Plaintiffs’ Settlement Counsel”), who shall allocate the attorneys’ fees amongst Plaintiffs’ Counsel in a manner which they, in good faith, believe reflects the contributions of such counsel to the prosecution and settlement of the Action. The fees and expenses shall be paid by iPCS to Plaintiffs’ Settlement Counsel in accordance with, and within ten (10) business days of, the entry by the Court of the fee award, notwithstanding the existence of any timely filed objections to the Settlement, or potential for appeal therefrom, but subject to Plaintiffs’ Counsel’s obligation to make appropriate refunds or repayments, as set forth below, if and when the Settlement or the award to Plaintiffs’ Counsel of attorneys’ fees and expenses is reversed or modified on appeal.
     8. If the award to Plaintiffs’ Counsel of attorneys’ fees and expenses is reversed or modified on appeal, then the award of fees and expenses (or any portion disallowed) shall be refunded to iPCS or its successor-in-interest by Plaintiffs’ Counsel, together with interest at the federal rate of interest from the date of payment to the date of refund. The refund shall be made within ten (10) business days after written notification of such event is sent by iPCS’s counsel to Plaintiffs’ Settlement Counsel. The Judgment or the order awarding fees shall specify or incorporate provisions that specify that each firm that receives any portion of the award of fees and expenses shall be responsible for repayment of the applicable portion of the fees and expenses received by each of them should the award need to be refunded as set forth herein. In the event that any refund is not made in a timely manner after written notification, iPCS or its successor-in-interest shall be entitled to an award against the non-refunding firm of all reasonable fees and expenses incurred by it in pursuing legal action to collect the refund. Each such Plaintiffs’ Counsel’s law firm, as a condition of receiving a portion of the award of fees and expenses agrees that the law firm is subject to the jurisdiction of the Court for the purpose of enforcing the Stipulation.
     9. iPCS or its successor-in-interest shall pay the costs and expenses related to providing adequate and proper notice of the Settlement to the Class (by way of including notice with final proxy materials and/or mailing separate notice to Class members), as well as any costs and expenses related to the administration of the Settlement and Merger, and in no event shall Plaintiffs, Plaintiffs’ Counsel or any member of the Class be responsible for any such costs or expenses.
     10. Plaintiffs and their counsel represent and warrant that none of the Settled Claims have been assigned, encumbered or in any manner transferred in whole or in part.
     11. This MOU may be executed in counterparts by facsimile or original signature by any of the signatories hereto and as so executed shall constitute one agreement.
     12. This MOU shall be binding upon and inure to the benefit of the parties hereto and their respective agents, executors, heirs, successors and assigns, subject to the conditions set forth herein.
     13. Plaintiffs, upon advice of plaintiffs’ counsel, have determined that the implementation of the terms of this MOU is in the best interests of iPCS shareholders in light of the specific facts and circumstances of the Action.
     14. This MOU shall not be modified or amended except in writing executed by each of the signatories below.
     15. This MOU and the Settlement contemplated by it shall be governed by and construed in accordance with the laws of the state of Illinois, without regard to conflict of laws principles.
     16. Each of the attorneys executing this MOU has been duly empowered and authorized by his/her respective client(s) to do so.
     17. Defendants are entering into this MOU solely to avoid the burdens and expenses of litigation, and neither their decision to negotiate and execute this MOU nor the terms of this

MOU shall be deemed to be an acknowledgement that any of plaintiffs’ claims have any validity or merit whatever. Defendants have denied, and continue to deny, all of plaintiffs’ allegations and assertions.
Dated: November 17, 2009.

Counsel for Plaintiffs:		Counsel for Defendants:

GARDY & NOTIS, LLP		MAYER BROWN LLP

By:	/s/ James S. Notis James S. Notis	By:	/s/ Michele Odorizzi Michele Odorizzi
	560 Sylvan Avenue		Jonathan Medow
	Englewood Cliff, NJ 07632		71 S. Wacker Drive
	Tel: 201-567-7377		Chicago, IL 60606
	Fax: 201-567-7337		Tel: 312-782-0600
Fax: 312-701-7711

BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP		KING & SPALDING LLP

By:	/s/ Mark Lebovitch	By:	/s/ Daniel J. King
	Mark Lebovitch		Daniel J. King
	1285 Avenue of the Americas		1180 Peachtree Street, NE
	New York, NY 10019		Atlanta, GA 30309-3521
	Tel: 212-554-1400		Tel: 404-572-4600
	Fax: 212-554-1444		Fax: 404-572-5100

Brett M. Middleton
12481 High Bluff Drive, Suite 300
San Diego, CA 92130
Tel: 858-793-0070
Fax: 858-793-0323